Harbinger Group Inc. Reports Second Quarter Fiscal 2013 Results

Revenues of $1.4 billion, Up 28% from Prior Year Period; Operating Income Increases 40%

Results Reflect Positive Momentum Across all Four Operating Segments
NEW YORK - May 9, 2013 -- Harbinger Group Inc. ("HGI"; NYSE: HRG), a diversified holding company focused on acquiring and growing attractive businesses, today announced its consolidated results for the second quarter of Fiscal 2013 ended on March 31, 2013. The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life Holdings, Inc. (“FGL”) and Front Street Re, Ltd. ("FSR");

•	Energy, which includes the company's EXCO/HGI Partnership; and

•	Financial Services, which includes Salus Capital Partners, LLC (“Salus”) and Five Island Asset Management, LLC ("Five Island").
Phil Falcone, HGI Chairman and Chief Executive Officer, said, "When I started HGI as a permanent capital vehicle, my vision was to develop a diversified holding company owning financially strong, cash-flow generating businesses. Since that time, we have realized that vision and grown HGI from a shell company holding approximately $150 million in cash and short-term investments to a diversified holding company with over $27 billion in assets and four key operating subsidiaries in the consumer products, insurance, energy and financial services business. That momentum is reflected in the performance this quarter during which HGI and its underlying subsidiaries again delivered strong results, with HGI revenues up 28% and operating income 40% higher than the same period last year. In addition, during the past six months, HGI has received over $100 million in dividends from our subsidiaries, which reflects the strong growth of our underlying operating businesses. I believe that HGI is well positioned for the next phase of its evolution, and we are excited about the future.”
Omar Asali, President of HGI, said, “Our results for the quarter reflect continued momentum across our operating segments. We benefited from Spectrum Brands' acquisition of Stanley Black & Decker's Hardware & Home Improvement Group in the first quarter. Both Spectrum Brands' legacy business and HHI performed well and the integration of HHI is proceeding ahead of schedule."
"In addition, we closed our joint venture with EXCO Resources, which has given us an attractive position in long-life, low geological-risk conventional oil and gas assets. We see significant upside potential for the energy business in the future. Our Insurance and Financial Services segments also performed very well, with both FGL and Salus delivering solid growth. In addition, FGL successfully completed an over-subscribed $300 million notes offering, which will further support the insurance company, as it continues to grow and execute on its business strategy. Overall, we are very pleased with the growth of our underlying businesses and the milestones HGI has achieved in the first six months of fiscal 2013.”
Second Quarter Fiscal 2013 Business Highlights:

•
HGI closed its joint venture with EXCO Resources, Inc. ("EXCO/HGI Partnership") creating a new energy operating segment holding long-life, low decline-rate, low geological-risk conventional oil and gas assets that generate predictable production and reliable cash flows.

•
EXCO/HGI Partnership completed tuck-in acquisition of conventional oil and gas assets for $131 million, after customary purchase price adjustments, from an affiliate of BG Group financed by the credit agreement entered into by the EXCO/HGI Partnership ("Partnership Credit Agreement").

•	FGL completed an over-subscribed $300 million notes offering at an attractive rate of 6.375% due April 1, 2021.
Quarterly Results Highlights:

•	HGI recorded total revenues of $1.4 billion for the second quarter of Fiscal 2013, an increase of $306.2 million, or 27.7% from the prior fiscal year quarter.

•	Consolidated operating income was $134.0 million in the second quarter of Fiscal 2013, compared to $95.9 million in the prior fiscal year quarter, an increase of $38.1 million (39.7%).

•
Net loss attributable to common and participating preferred stockholders was $45.5 million, or $0.33 per common share attributable to controlling interest ($0.33 diluted), compared to a net loss of $3.9 million, or $0.03 per common share attributable to controlling interest ($0.03 diluted), in the prior fiscal year quarter.

•
Fiscal 2013 second quarter results include a $39.6 million loss from the change in the fair value of the equity conversion feature of preferred stock which was the result of HGI's stock price appreciation of 10.1% from $7.50 to $8.26 per share during the quarter, $60.0 million of realized investment gains in our Insurance segment, and a $66.0 million income tax expense.

•
HGI received a $73.0 million special dividend from FGL in connection with FGL's $300.0 million notes offering during the quarter. For the six months ended March 31, 2013, HGI received total dividends of approximately $101.1 million, including dividends from Spectrum Brands ($7.4 million), FGL ($93.0 million) and Salus ($654 thousand). In addition, HGI received a $24 million benefit, in the form of a customary purchase price reduction, at the closing of the EXCO/HGI Partnership.

•
HGI ended the quarter with corporate cash and short-term investments of approximately $209 million (primarily held at HGI and HGI Funding, LLC), which supports HGI's business strategy and growth of existing businesses.

Quarterly Segment Highlights:

•
Spectrum Brands reported its first full quarter since the acquisition of Stanley Black & Decker's Hardware & Home Improvement Group (“HHI”) on December 17, 2012, and delivered record second quarter Consumer Products adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Consumer Products") in its legacy business and improved quarter-over-quarter results in HHI. Following the quarter-end, Spectrum Brands completed the acquisition of the Taiwanese residential lockset business, Tong Lung Metal Industry, closing the second and final stage of the acquisition of HHI.

•
FGL continued to deliver strong generally accepted accounting principles ("GAAP") results. The company maintained strong fundamental growth in earnings driven, in part, by positive mortality and investment trading gains. FGL's GAAP book value (excluding accumulated other comprehensive income ("AOCI") of $424.2 million at March 31, 2013 and $237.6 million at March 31, 2012), increased 54% from the prior year period primarily driven by positive investment portfolio performance.

•	Salus closed on 11 transactions reflecting $119.0 million of new asset-backed loan commitments in the second quarter.
Detail on Second Quarter Fiscal 2013 Results:
HGI's consolidated revenues for the second quarter of fiscal 2013 ("Fiscal 2013 Quarter") were $1.4 billion, compared to $1.1 billion for the second quarter of fiscal 2012 ("Fiscal 2012 Quarter"). The increase was primarily driven by the HHI acquisition in our Consumer Products segment, and to a lesser extent, realized and unrealized gains on derivatives in the Insurance segment, revenues from the new EXCO/HGI Partnership, and new business activity in the Financial Services segment.
HGI's consolidated operating income for the Fiscal 2013 Quarter increased $38.1 million, or 39.7%, to $134.0 million from $95.9 million for the Fiscal 2012 Quarter. The increase was primarily the result of favorable investment portfolio performance and mortality gains combined with a decrease in amortization in intangible assets in our Insurance segment and the new business activity in our Financial Services segment.The increase was offset in part by increased bonus and headcount at the corporate level to support growth in the business and, to a lesser extent, a decrease in our Consumer Products segment operating profit resulting from the sale of inventory revalued in connection with the HHI acquisition along with acquisition and integration related charges.
HGI reported a net loss attributable to common stockholders of $45.5 million, or $0.33 per common share attributable to controlling interest ($0.33 diluted), compared to a net loss of $3.9 million, or $0.03 per common share attributable to controlling interest ($0.03 diluted), in the Fiscal 2012 Quarter.
HGI's Fiscal 2013 Quarter results include a $39.6 million loss from the change in the fair value of the equity conversion feature of preferred stock, which was the result of HGI's stock price appreciation of 10.1% from $7.50 to $8.26 during the quarter and tax expense of $66.0 million resulting in an effective tax rate of 425.8%, which was primarily driven by pretax losses in the United States and some foreign jurisdictions for which the Company has established full valuation allowances against the benefit, deferred income tax expense due to changes in the tax bases of indefinite lived intangibles that are amortized for tax purposes, but not for book purposes, and tax expense on income in certain other foreign jurisdictions that will not be creditable in the United States.
Consumer Products:
Consumer Products net sales for the Fiscal 2013 Quarter increased $241.5 million, or 32.4%, to $987.8 million from $746.3 million in the Fiscal 2012 Quarter. The increase was primarily due to sales from the HHI acquisition, along with, and to a lesser extent, organic growth in the pet supplies products and global expansion and increased market share in certain European markets in small appliance products. The increase was offset in part by the exit of marginally profitable products in small appliances, largely in North America; lower home and garden control products sales due to the unseasonably cold weather in the United States; and lower consumer battery sales resulting from inventory management at key vendors.
In its first full quarter since the acquisition by Spectrum Brands on December 17, 2012, the hardware and home improvement products category recorded net sales of $256.7 million, an increase of 10.6% compared to $232.2 million as if combined with the Consumer Products segment in the Fiscal 2012 Quarter. The revenue growth was primarily driven by double-digit improvements in the product category's U.S. residential security and plumbing businesses. The hardware and home improvement product category recorded net income, as adjusted, of $0.6 million in the second quarter of fiscal 2013. Adjusted EBITDA for the hardware and home improvement product category in the Fiscal 2013 Quarter was $40.7 million, a 10.9% increase compared to $36.7 million last year.
Gross profit, representing Consumer Products' net sales minus its cost of goods sold, for the Fiscal 2013 Quarter was $322.9 million compared to $260.0 million for the Fiscal 2012 Quarter. The HHI acquired products contributed $64.0 million in gross profit. Spectrum Brands' gross profit margin, representing gross profit as a percentage of its net sales, for the Fiscal 2013 Quarter decreased to 32.7% from 34.8% for the Fiscal 2012 Quarter. The decrease in gross profit and gross profit margin resulted from increased cost of goods sold due to the sale of its inventory which was revalued in connection with the HHI acquisition, which more than offset improvements to gross profit resulting from the exit of low margin products in the small appliance category.
Consumer Products operating income decreased $2.9 million to $52.3 million in the Fiscal 2013 Quarter compared to $55.2 million in the Fiscal 2012 Quarter. The decrease was the result of HHI additional selling, acquisition, operating and general expenses from the HHI contribution combined with acquisition and integration costs incurred during the quarter which more than offset the gross profit contributed by HHI.
Adjusted EBITDA-Consumer Products for the Fiscal 2013 Quarter was $143.3 million, an increase of 3.5% compared to $138.5 million in the Fiscal 2012 Quarter, including the HHI acquisition in the prior year period on a pro forma basis, reflecting higher sales, synergy benefits and cost reduction initiatives. Adjusted EBITDA-Consumer Products as a percentage of Consumer Products net sales improved to 14.5% versus 14.2% in the Fiscal 2012 Quarter, including the HHI acquisition in the prior year period on a pro forma basis. Legacy Spectrum Brands' Adjusted EBITDA-Consumer Products of $102.6 million in the Fiscal 2013 Quarter represented the tenth consecutive quarter of year-over-year adjusted EBITDA growth, starting with the first quarter of fiscal 2011. Adjusted EBITDA-Consumer Products is a non-GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see “Non-GAAP Measures” and a reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's operating income below.
For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands' second quarter earnings announcement, by visiting Spectrum Brands' filings with the Securities & Exchange Commission at www.sec.gov.

Insurance:
Insurance segment annuity sales for the Fiscal 2013 Quarter, which for GAAP purposes are recorded as deposit liabilities (i.e. contract holder funds), were $243.8 million, compared to $568.2 million in the Fiscal 2012 Quarter. The decrease reflects product pricing changes made by FGL to maintain target profitability.
The Insurance segment continued to report positive earnings with operating income of $109.4 million for the Fiscal 2013 Quarter, an increase of $53.6 million, from $55.8 million for the Fiscal 2012 Quarter. The increase was primarily due to favorable investment portfolio performance and mortality gains. The segment recorded a $23.2 million increase in realized investments gains, net of offsets related to portfolio re-positioning trades. In addition, FGL experienced $13.1 million of mortality gains.
Adjusted operating income was $31.6 million (pre-tax) for the Fiscal 2013 Quarter, an increase of $18.0 million from $13.6 million for the Fiscal 2012 Quarter. The increase is primarily due to mortality gains and lower intangible amortization due to stronger expected future profits. Adjusted operating income is a non-GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see “Non-GAAP Measures” and a reconciliation of adjusted operating income to the Insurance segment's operating income below.
FGL has approximately $18.1 billion of cash and invested assets under management as of March 31, 2013, compared to $17.7 billion as of December 30, 2012. Estimated risk-based capital (RBC) ratio at March 31, 2013 remained well in excess of 350%. FGL's statutory total adjusted capital at March 31, 2013, was approximately $1,170 million.
As of March 31, 2013, HGI's Insurance segment had a net GAAP book value of $1.46 billion (including AOCI of $424.2 million). As of March 31, 2013, the Insurance segment's investment portfolio had $1.1 billion in net unrealized gains on a GAAP basis. FGL's investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
In March 2013, FGL issued $300.0 million aggregate principal amount of their 6.375% senior notes, due April 1, 2021, at par value. FGL expects to use the net proceeds from the issuance of the notes for general corporate purposes and to support the growth of its subsidiary life insurance company. It also used proceeds to pay a $73.0 million dividend to HGI.
Energy:
HGI established its Energy segment with the close of the EXCO/HGI Partnership on February 14, 2013. The business is focused on managing and acquiring long-life, low decline-rate, low geological-risk conventional oil and gas assets that generate predictable production and reliable cash flows. Immediately following the close of the transaction, the EXCO/HGI Partnership agreed to purchase additional conventional oil and gas assets from an affiliate of BG Group plc for $131 million, after customary purchase price adjustments. The second transaction closed on March 5, 2013, and was financed by the EXCO/HGI Partnership Credit Agreement.
For the period from inception to March 31, 2013, Energy segment revenues were $16.7 million, and operating income was $0.5 million. Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") for the period from inception to March 31, 2013, was $7.2 million. Adjusted EBITDA-Energy is a non-GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation - see “Non-GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.
At the end of the quarter, production net to the EXCO/HGI Partnership was approximately 104 MMcfe per day and 8 gross (7.8 net) wells were drilled and completed in the Sugg Ranch area with 100% drilling success.

Financial Services:
Financial Services reported operating income of $5.2 million in the Fiscal 2013 Quarter, compared to an operating loss of $0.8 million during the Fiscal 2012 Quarter. The growth in operating income was the result of an increase in asset-backed loans originated by Salus, from $32.8 million in the Fiscal 2012 Quarter, to $244.4 million in the Fiscal 2013 Quarter. On February 7, 2013, Salus closed a $250 million collateralized loan obligation vehicle, initially funded with $175.5 of the asset-backed loans that it had originated through that date.
Also contributing to operating income in the Fiscal 2013 Quarter was an increase in asset management fees earned from Five Island, a newly formed, wholly-owned asset management company. In connection with the previously announced transaction under which FGL ceded approximately 10%, of its annuity business to FSR, Five Island has agreed to manage certain of the assets securing FSR's reinsurance obligations. The asset management fees earned by Five Island in connection with this agreement are fully eliminated in the consolidated HGI results. The assets are held in the segregated account and are invested in accordance with FGL's existing guidelines.
About Harbinger Group Inc.
Harbinger Group Inc. (“HGI”; NYSE: HRG) is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; branded consumer products, such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents; and asset-backed loans; and own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries’ ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed during fiscal 2013. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-GAAP Measures

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
Our Consumer Products segment uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”), a non-GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.
Our Insurance segment uses Adjusted Operating Income, a non-GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the effects of acquisition-related reinsurance transactions. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.
Our Energy segment uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Energy”), a non-GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the EXCO/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

For further information contact:

For investor inquiries: Harbinger Group Inc. Investor Relations Tara Glenn Tel: 212.906.8560 Email: investorrelations@harbingergroupinc.com	For media inquires: Jamie Tully or Michael Henson Sard Verbinnen & Co Tel: 212.687.8080

Source: Harbinger Group Inc.
(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2013	September 30, 2012
	(Unaudited)
ASSETS
Investments:
Fixed maturities	$16,183.5	$16,088.9
Equity securities	313.4	394.9
Derivatives	262.6	200.7
Asset-backed loans	241.6	180.1
Other invested assets	32.4	53.8
Total investments	17,033.5	16,918.4
Cash and cash equivalents	1,475.0	1,470.7
Receivables, net	593.4	414.4
Inventories, net	705.4	452.6
Accrued investment income	169.5	191.6
Reinsurance recoverable	2,330.4	2,363.1
Deferred tax assets	167.7	312.7
Properties, including oil and natural gas properties, net	965.6	221.6
Goodwill	1,434.0	694.2
Intangibles, including DAC and VOBA, net	2,467.5	1,988.5
Other assets	374.7	172.6
Total assets	$27,716.7	$25,200.4

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$15,409.9	$15,290.4
Future policy benefits	3,569.1	3,614.8
Liability for policy and contract claims	68.4	91.1
Funds withheld from reinsurers	40.4	54.7
Total insurance reserves	19,087.8	19,051.0
Debt	4,596.7	2,167.0
Accounts payable and other current liabilities	795.5	754.2
Equity conversion feature of preferred stock	202.7	232.0
Employee benefit obligations	104.5	95.1
Deferred tax liabilities	515.2	382.4
Other liabilities	488.9	600.6
Total liabilities	25,791.3	23,282.3

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	326.8	319.2

Harbinger Group Inc. stockholders' equity:
Common stock	1.4	1.4
Additional paid-in capital	859.5	861.2
Accumulated deficit	(81.9)	(98.2)
Accumulated other comprehensive income	392.9	413.2
Total Harbinger Group Inc. stockholders' equity	1,171.9	1,177.6
Noncontrolling interest	426.7	421.3
Total permanent equity	1,598.6	1,598.9
Total liabilities and equity	$27,716.7	$25,200.4

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Six months ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
	(Unaudited)		(Unaudited)
Revenues:
Net consumer product sales	$987.8	$746.3	$1,858.0	$1,595.1
Oil and natural gas	16.7	—	16.7	—
Insurance premiums	14.1	13.3	27.9	30.1
Net investment income	172.0	173.0	350.1	359.8
Net investment gains	206.7	163.6	353.2	267.5
Insurance and investment product fees and other	14.6	9.5	28.3	19.2
Total revenues	1,411.9	1,105.7	2,634.2	2,271.7
Operating costs and expenses:
Consumer products cost of goods sold	664.9	486.3	1,247.0	1,051.0
Oil and natural gas direct operating costs	8.8	—	8.8	—
Benefits and other changes in policy reserves	240.9	241.8	324.5	418.7
Selling, acquisition, operating and general expenses	314.3	222.9	568.9	478.8
Amortization of intangibles	49.0	58.8	135.6	115.5
Total operating costs and expenses	1,277.9	1,009.8	2,284.8	2,064.0
Operating income	134.0	95.9	349.4	207.7
Interest expense	(75.7)	(84.1)	(218.8)	(140.0)
(Loss) gain from the change in the fair value of the equity conversion feature of preferred stock	(39.6)	(26.4)	29.3	1.5
Gain on contingent purchase price reduction	—	41.0	—	41.0
Other expense, net	(3.2)	(9.7)	(11.9)	(8.5)
Income from continuing operations before income taxes	15.5	16.7	148.0	101.7
Income tax expense	66.0	16.9	130.4	56.4
Net (loss) income	(50.5)	(0.2)	17.6	45.3
Less: Net loss attributable to noncontrolling interest	(17.2)	(12.2)	(23.2)	(6.2)
Net (loss) income attributable to controlling interest	(33.3)	12.0	40.8	51.5
Less: Preferred stock dividends and accretion	12.2	15.9	24.3	31.6
Net (loss) income attributable to common and participating preferred stockholders	$(45.5)	$(3.9)	$16.5	$19.9

Net (loss) income per common share attributable to controlling interest:

Basic	$(0.33)	$(0.03)	$0.08	$0.10
Diluted	$(0.33)	$(0.03)	$0.06	$0.10

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported operating income of the consumer products segment to calculate its Adjusted EBITDA:

	Three months ended		Six months ended
Reconciliation to reported operating income:	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
	(Unaudited)		(Unaudited)
Reported operating income - consumer products segment	$52.3	$55.2	$120.4	$138.9
Add: Other expense not included above	(3.7)	2.2	(5.3)	—
Add back:
HHI Business inventory fair value adjustment	25.8	—	31.0	—
Pre-acquisition earnings of HHI Business	—	36.7	30.3	77.6
Restructuring and related charges	7.9	4.3	14.5	12.0
Acquisition and integration related charges	12.0	7.8	32.8	15.4
Venezuela devaluation	2.0	—	2.0	—
Adjusted EBIT - consumer products segment	96.3	106.2	225.7	243.9
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	15.3	9.6	26.2	18.9
Amortization of intangibles	20.1	15.8	37.2	30.4
Stock-based compensation	11.6	6.9	14.8	11.3
Adjusted EBITDA - consumer products segment	$143.3	$138.5	$303.9	$304.5

The table below shows the adjustments made to the reported operating income of the Energy segment to calculate its Adjusted EBITDA:

Three months ended
Reconciliation to reported operating income:	March 31, 2013
(Unaudited)
Reported operating income - energy segment	$0.5
Depreciation, amortization and depletion	5.8
EBITDA - energy segment	6.3
Accretion of discount on asset retirement obligations	0.3
Realized gain on derivative financial instruments	0.6
Adjusted EBITDA - energy segment	$7.2

The table below shows the adjustments made to the reported operating income (loss) of the insurance segment to calculate its pretax adjusted operating income:

	Three months ended		Six months ended
Reconciliation to reported operating income:	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
	(Unaudited)		(Unaudited)
Reported operating income - insurance segment	$109.4	$55.8	$273.0	$91.0
Effect of investment gains, net of offsets	(60.0)	(36.8)	(185.7)	(55.0)
Effect of change in FIA embedded derivative discount rate, net of offsets	(17.8)	(9.9)	(24.4)	(7.1)
Effects of transaction-related reinsurance	—	4.5	—	7.6
Adjusted operating income - insurance segment	$31.6	$13.6	$62.9	$36.5